News Release

FOR IMMEDIATE RELEASE

Core & Main Announces Fiscal 2024 First Quarter Results

ST. LOUIS, June 4, 2024—Core & Main Inc. (NYSE: CNM), a leader in advancing reliable infrastructure with local service, nationwide, today announced financial results for the first quarter ended April 28, 2024.

Fiscal 2024 First Quarter Results (Compared with Fiscal 2023 First Quarter)

•Net sales increased 10.6% to $1,741 million

•Gross profit increased 6.6% to $468 million; gross profit margin decreased 100 basis points to 26.9%

•Net income decreased 24.1% to $101 million

•Diluted earnings per share decreased 2.0% to $0.49

•Adjusted EBITDA (Non-GAAP) decreased 1.4% to $217 million; Adjusted EBITDA margin (Non-GAAP) was 12.5%

•Net cash provided by operating activities was $78 million

•Net Debt Leverage (Non-GAAP) was 2.7x as of April 28, 2024

•Closed five acquisitions during and after the quarter: Eastern Supply, Dana Kepner, ACF West, EGW Utilities and Geothermal Supply Company

"Our first quarter results demonstrate the effectiveness of our strategy and resilient business model," said Steve LeClair, chair and CEO of Core & Main.

"End market demand was solid in the first quarter and our teams continue to make progress executing our product, customer and geographic expansion initiatives to drive above market growth. We were pleased to achieve low single-digit organic net sales growth, double-digit total net sales growth and strong operating cash flow for the quarter."

"With an addressable market totaling $39 billion across highly fragmented markets, we are actively managing a strong pipeline of M&A opportunities. Year-to-date, we have closed five acquisitions that offer expansion into new geographies, access to new product lines and the addition of key talent, while aligning with our strategy of advancing reliable infrastructure. The integrations of these businesses, including our largest acquisition to date, Dana Kepner, are progressing according to plan. M&A is an important component of our growth strategy and I'm proud of our team's ability to execute it so consistently."

LeClair concluded, "I am grateful for our associates' dedication to delivering outstanding service to our customers and I am excited about what we have accomplished so far this year. We are confident our strategy will drive ongoing value creation as we continue to execute our growth and capital allocation priorities. We have many levers for driving profitable growth, the cash flow to capitalize on it and the team to execute it."

cont.

Three Months Ended April 28, 2024

Net sales for the three months ended April 28, 2024 increased $167 million, or 10.6%, to $1,741 million compared with $1,574 million for the three months ended April 30, 2023. The increase in net sales was primarily attributable to an increase from acquisitions and slight improvements in our end-markets. The net sales for pipes, valves & fittings and storm drainage increased due to acquisitions and slight improvements in our end-markets. Net sales for fire protection products declined due to lower selling prices partially offset by acquisitions. Net sales of meter products benefited from higher volumes due to an increasing adoption of smart meter technology by municipalities, increased product availability, acquisitions and higher selling prices.

Gross profit for the three months ended April 28, 2024 increased $29 million, or 6.6%, to $468 million compared with $439 million for the three months ended April 30, 2023. Gross profit increased due to increased net sales partially offset by a decrease in gross profit as a percentage of net sales. Gross profit as a percentage of net sales for the three months ended April 28, 2024 was 26.9% compared with 27.9% for the three months ended April 30, 2023. The overall decrease in gross profit as a percentage of net sales was primarily attributable to larger prior year benefits from strategic inventory investments during an inflationary environment partially offset by execution of our gross margin initiatives and accretive acquisitions.

Selling, general and administrative ("SG&A") expenses for the three months ended April 28, 2024 increased $34 million, or 15.2%, to $257 million compared with $223 million during the three months ended April 30, 2023. The increase was primarily attributable to an increase of $22 million in personnel expenses along with higher facility and other distribution costs related to acquisitions and inflation. SG&A expenses as a percentage of net sales were 14.8% for the three months ended April 28, 2024 compared with 14.2% for the three months ended April 30, 2023. The increase was primarily attributable to investments in growth, inflationary cost impacts and acquisitions.

Net income for the three months ended April 28, 2024 decreased $32 million, or 24.1%, to $101 million compared with $133 million for the three months ended April 30, 2023. The decrease in net income was primarily attributable to a decrease in operating income resulting from higher SG&A and amortization expenses, and an increase in interest expense.

The Class A common stock basic and diluted earnings per share for the three months ended April 28, 2024 both decreased 2.0% to $0.49 compared with $0.50 for the three months ended April 30, 2023. The decrease in basic earnings per share was attributable to higher Class A share counts from exchanges of partnership interests of Core & Main Holdings, LP partially offset by an increase in net income attributable to Core & Main, Inc. Diluted earnings per share decreased due to a decline in net income partially offset by lower share counts following the share repurchase transactions executed throughout fiscal 2023.

Adjusted EBITDA for the three months ended April 28, 2024 decreased $3 million, or 1.4%, to $217 million compared with $220 million for the three months ended April 30, 2023. The decrease in Adjusted EBITDA was primarily attributable to higher SG&A expenses partially offset by higher gross profit. For a reconciliation of Adjusted EBITDA to net income or net income attributable to Core & Main, Inc., the most comparable GAAP financial metric, as applicable, see “Non-GAAP Financial Measures” below.

Liquidity and Capital Resources

Net cash provided by operating activities for the three months ended April 28, 2024 was $78 million compared with $120 million for the three months ended April 30, 2023. The $42 million decrease in cash provided by operating activities was primarily driven by higher income tax payments due to higher taxable income of Core & Main, Inc. following exchanges of partnership interests of Core & Main Holdings, LP throughout fiscal 2023, increased interest payments and more typical investment in working capital in the three months ended April 28, 2024.

Net debt, calculated as gross consolidated debt net of cash and cash equivalents, as of April 28, 2024 was $2,419 million. Net Debt Leverage (defined as the ratio of net debt to Adjusted EBITDA for the last 12 months) was 2.7x, an increase of 1.0x from April 30, 2023. The increase in Net Debt Leverage was primarily attributable to higher borrowings to fund investments in organic growth, acquisitions and share repurchases since April 30, 2023.

As of April 28, 2024, we had $241 million outstanding borrowings on our senior asset-based revolving credit facility ("Senior ABL Credit Facility"), which provides for borrowings of up to $1,250 million, subject to borrowing base availability. As of April 28, 2024, after giving effect to approximately $16 million of letters of credit issued under the Senior ABL Credit Facility, Core & Main LP would have been able to borrow approximately $993 million under the Senior ABL Credit Facility, subject to borrowing base availability.

Core & Main Announces Fiscal 2024 First Quarter Results

On February 9, 2024, we entered into an additional $750 million senior term loan, which matures on February 9, 2031 (the "2031 Senior Term Loan"). The 2031 Senior Term Loan requires quarterly principal payments, payable on the last business day of each fiscal quarter in an amount equal to approximately 0.25% of the original principal amount. The remaining balance is payable upon final maturity of the 2031 Senior Term Loan on February 9, 2031. The 2031 Senior Term Loan bears interest at a rate equal to (i) term secured overnight financing rate ("Term SOFR") plus, in each case, an applicable margin of 2.25% or (ii) an alternate base rate plus an applicable margin of 1.25%. The 2031 Senior Term Loan is subject to a Term SOFR "floor" of 0.00%.

On February 12, 2024, we entered into an instrument pursuant to which we will make payments to a third-party based upon a fixed interest rate of 3.913% and receive payments based upon the one-month Term SOFR rate. The interest rate swap has a starting notional amount of $750 million that increases to $1,500 million on July 27, 2026 through the instrument maturity on July 27, 2028. The instrument is intended to reduce our exposure to variable interest rates.

Fiscal 2024 Outlook

"We are narrowing and raising our expectation for fiscal 2024 net sales and Adjusted EBITDA to reflect recent acquisitions and our first quarter performance," LeClair continued. "End market demand has been solid and we expect this to continue through the end of the year. We expect sales volume to more than offset slight price deflation in fiscal 2024, yielding low single-digit average daily sales growth excluding acquisitions. We expect the M&A we completed through today will contribute 7% to 8% of our net sales growth in fiscal 2024. Taken altogether, we now expect net sales to range from $7.5 to $7.6 billion, and we expect Adjusted EBITDA to range from $935 to $975 million. We are confident in our ability to continue delivering strong performance in 2024. Our business model, commitment to driving shareholder value and ability to successfully navigate changes in the macro environment position us well for the long-term."

Conference Call & Webcast Information

Core & Main will host a live conference call and webcast on June 4, 2024 at 8:30 a.m. ET to discuss the company's financial results. The webcast will be accessible via the events calendar at ir.coreandmain.com. The conference call may also be accessed by dialing 833-470-1428 or +1-404-975-4839 (international). The passcode for the call is 988688. To ensure participants are connected for the full call, please dial in at least 10 minutes prior to the start of the call.

An archived version of the webcast will be available immediately following the call. A slide presentation highlighting Core & Main’s results will also be made available on the Investor Relations section of Core & Main’s website prior to the call.

About Core & Main

Based in St. Louis, Core & Main is a leader in advancing reliable infrastructure™ with local service, nationwide®. As a leading specialized distributor with a focus on water, wastewater, storm drainage and fire protection products and related services, Core & Main provides solutions to municipalities, private water companies and professional contractors across municipal, non-residential and residential end markets, nationwide. With more than 350 locations across the U.S., the company provides its customers local expertise backed by a national supply chain. Core & Main’s nearly 5,500 associates are committed to helping their communities thrive with safe and reliable infrastructure. Visit coreandmain.com to learn more.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this press release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning Core & Main’s financial and operating outlook, as well as any other statement that does not directly relate to any historical or current fact. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. These forward-looking statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements.

Core & Main Announces Fiscal 2024 First Quarter Results

Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation, declines, volatility and cyclicality in the U.S. residential and non-residential construction markets; slowdowns in municipal infrastructure spending and delays in appropriations of federal funds; our ability to competitively bid for municipal contracts; price fluctuations in our product costs; our ability to manage our inventory effectively, including during periods of supply chain disruptions; risks involved with acquisitions and other strategic transactions, including our ability to identify, acquire, close or integrate acquisition targets successfully; the fragmented and highly competitive markets in which we compete and consolidation within our industry; the development of alternatives to distributors of our products in the supply chain; our ability to hire, engage and retain key personnel, including sales representatives, qualified branch, district and regional managers and senior management; our ability to identify, develop and maintain relationships with a sufficient number of qualified suppliers and the potential that our exclusive or limited supplier distribution rights are terminated; the availability of freight; the ability of our customers to make payments on credit sales; changes in supplier rebates or other terms of our supplier agreements; our ability to identify and introduce new products and product lines effectively; the spread of, and response to, public health crises, and the inability to predict the ultimate impact on us; costs and potential liabilities or obligations imposed by environmental, health and safety laws and requirements; regulatory change and the costs of compliance with regulation; changes in stakeholder expectations in respect of environmental, social and governance and sustainability practices; exposure to product liability, construction defect and warranty claims and other litigation and legal proceedings; potential harm to our reputation; difficulties with or interruptions of our fabrication services; safety and labor risks associated with the distribution of our products; interruptions in the proper functioning of our and our third-party service providers' information systems, including from cybersecurity threats; impairment in the carrying value of goodwill, intangible assets or other long-lived assets; our ability to continue our customer relationships with short-term contracts; risks associated with importing and exporting our products internationally; our ability to maintain effective internal controls over financial reporting and remediate any material weaknesses; our indebtedness and the potential that we may incur additional indebtedness that might restrict our operating flexibility; the limitations and restrictions in the agreements governing our indebtedness, the Amended and Restated Limited Partnership Agreement of Core & Main Holdings, LP, as amended, and the Tax Receivable Agreements (each as defined in our Annual Report on Form 10-K for the fiscal year ended January 28, 2024); increases in interest rates; changes in our credit ratings and outlook; our ability to generate the significant amount of cash needed to service our indebtedness; our organizational structure, including our payment obligations under the Tax Receivable Agreements, which may be significant; our ability to sustain an active, liquid trading market for our Class A common stock; and risks related to other factors discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 28, 2024.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Investor Relations:
Robyn Bradbury, 314-995-9116
InvestorRelations@CoreandMain.com

Core & Main Announces Fiscal 2024 First Quarter Results

CORE & MAIN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Amounts in millions (except share and per share data), unaudited

	Three Months Ended
	April 28, 2024	April 30, 2023

Net sales	$1,741	$1,574
Cost of sales	1,273	1,135
Gross profit	468	439
Operating expenses:
Selling, general and administrative	257	223
Depreciation and amortization	43	35
Total operating expenses	300	258
Operating income	168	181
Interest expense	34	17
Income before provision for income taxes	134	164
Provision for income taxes	33	31
Net income	101	133
Less: net income attributable to non-controlling interests	6	47
Net income attributable to Core & Main, Inc.	$95	$86

Earnings per share
Basic	$0.49	$0.50
Diluted	$0.49	$0.50
Number of shares used in computing EPS
Basic	192,194,061	171,597,317
Diluted	202,615,824	243,716,764

Core & Main Announces Fiscal 2024 First Quarter Results

CORE & MAIN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Amounts in millions (except share and per share data), unaudited

	April 28, 2024	January 28, 2024
ASSETS
Current assets:
Cash and cash equivalents	$30	$1
Receivables, net of allowance for credit losses of $13 and $12, respectively	1,200	973
Inventories	945	766
Prepaid expenses and other current assets	48	33
Total current assets	2,223	1,773
Property, plant and equipment, net	160	151
Operating lease right-of-use assets	206	192
Intangible assets, net	971	784
Goodwill	1,845	1,561
Deferred income taxes	546	542
Other assets	90	66
Total assets	$6,041	$5,069

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$23	$15
Accounts payable	777	504
Accrued compensation and benefits	68	106
Current operating lease liabilities	61	55
Other current liabilities	109	94
Total current liabilities	1,038	774
Long-term debt	2,401	1,863
Non-current operating lease liabilities	145	138
Deferred income taxes	92	48
Tax receivable agreement liabilities	697	706
Other liabilities	24	16
Total liabilities	4,397	3,545
Commitments and contingencies
Class A common stock, par value $0.01 per share, 1,000,000,000 shares authorized, 192,634,317 and 191,663,608 shares issued and outstanding as of April 28, 2024 and January 28, 2024, respectively	2	2
Class B common stock, par value $0.01 per share, 500,000,000 shares authorized, 8,813,532 and 9,630,186 shares issued and outstanding as of April 28, 2024 and January 28, 2024, respectively	—	—
Additional paid-in capital	1,221	1,214
Retained earnings	284	189
Accumulated other comprehensive income	63	46
Total stockholders’ equity attributable to Core & Main, Inc.	1,570	1,451
Non-controlling interests	74	73
Total stockholders’ equity	1,644	1,524
Total liabilities and stockholders’ equity	$6,041	$5,069

Core & Main Announces Fiscal 2024 First Quarter Results

CORE & MAIN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Amounts in millions, unaudited

	Three Months Ended
	April 28, 2024	April 30, 2023
Cash Flows From Operating Activities:
Net income	$101	$133
Adjustments to reconcile net cash from operating activities:
Depreciation and amortization	46	37
Equity-based compensation expense	3	2
Deferred income tax expense	2	—
Other	2	—
Changes in assets and liabilities:
(Increase) decrease in receivables	(170)	(135)
(Increase) decrease in inventories	(104)	35
(Increase) decrease in other assets	(17)	(4)
Increase (decrease) in accounts payable	244	98
Increase (decrease) in accrued liabilities	(29)	(46)
Net cash provided by operating activities	78	120
Cash Flows From Investing Activities:
Capital expenditures	(7)	(10)
Acquisitions of businesses, net of cash acquired	(564)	(64)
Other	(3)	—
Net cash used in investing activities	(574)	(74)
Cash Flows From Financing Activities:
Repurchase and retirement of partnership interests	—	(332)
Distributions to non-controlling interest holders	(4)	(10)
Payments pursuant to Tax Receivable Agreements	(11)	(5)
Borrowings on asset-based revolving credit facility	585	130
Repayments on asset-based revolving credit facility	(774)	—
Issuance of long-term debt	750	—
Repayments of long-term debt	(6)	(4)
Debt issuance costs	(12)	—
Other	(3)	(1)
Net cash provided by (used in) financing activities	525	(222)
Increase (decrease) in cash and cash equivalents	29	(176)
Cash and cash equivalents at the beginning of the period	1	177
Cash and cash equivalents at the end of the period	$30	$1

Cash paid for interest (excluding effects of interest rate swap)	$34	$28
Cash paid for taxes	47	27

Core & Main Announces Fiscal 2024 First Quarter Results

Non-GAAP Financial Measures

In addition to providing results that are determined in accordance with accounting principles generally accepted in the United States of America ("GAAP"), we present EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Operating Cash Flow Conversion and Net Debt Leverage, all of which are non-GAAP financial measures. These measures are not considered measures of financial performance or liquidity under GAAP and the items excluded therefrom are significant components in understanding and assessing our financial performance or liquidity. These measures should not be considered in isolation or as alternatives to GAAP measures such as net income or net income attributable to Core & Main, Inc., as applicable, cash provided by or used in operating, investing or financing activities or other financial statement data presented in our financial statements as an indicator of our financial performance or liquidity.

We define EBITDA as net income or net income attributable to Core & Main, Inc., as applicable, adjusted for non-controlling interests, depreciation and amortization, provision for income taxes and interest expense. We define Adjusted EBITDA as EBITDA as further adjusted for certain items management believes are not reflective of the underlying operations of our business, including but not limited to (a) loss on debt modification and extinguishment, (b) equity-based compensation, (c) expenses associated with the public offerings and (d) expenses associated with acquisition activities. Net income attributable to Core & Main, Inc. is the most directly comparable GAAP measure to EBITDA and Adjusted EBITDA. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net sales. We define Operating Cash Flow Conversion as net cash provided by (used in) operating activities divided by Adjusted EBITDA for the period presented. We define Net Debt Leverage as total consolidated debt (gross of unamortized discounts and debt issuance costs), net of cash and cash equivalents, divided by Adjusted EBITDA for the last twelve months.

We use EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Operating Cash Flow Conversion and Net Debt Leverage to assess the operating results and effectiveness and efficiency of our business. Adjusted EBITDA includes amounts otherwise attributable to non-controlling interests as we manage the consolidated company and evaluate operating performance in a similar manner. We present these non-GAAP financial measures because we believe that investors consider them to be important supplemental measures of performance, and we believe that these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Non-GAAP financial measures as reported by us may not be comparable to similarly titled metrics reported by other companies and may not be calculated in the same manner. These measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:

•do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on debt;

•do not reflect income tax expenses, the cash requirements to pay taxes or related distributions;

•do not reflect cash requirements to replace in the future any assets being depreciated and amortized; and

•exclude certain transactions or expenses as allowed by the various agreements governing our indebtedness.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Operating Cash Flow Conversion and Net Debt Leverage are not alternative measures of financial performance or liquidity under GAAP and therefore should be considered in conjunction with net income, net income attributable to Core & Main, Inc. and other performance measures such as gross profit or net cash provided by or used in operating, investing or financing activities and not as alternatives to such GAAP measures. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses similar to those eliminated in this presentation.

Core & Main Announces Fiscal 2024 First Quarter Results

No reconciliation of the estimated range for Adjusted EBITDA, Adjusted EBITDA margin or Operating Cash Flow Conversion for fiscal 2024 is included herein because we are unable to quantify certain amounts that would be required to be included in net income attributable to Core & Main, Inc. or cash provided by or used in operating activities, the most directly comparable GAAP measures, without unreasonable efforts due to the high variability and difficulty to predict certain items excluded from Adjusted EBITDA. Consequently, we believe such reconciliation would imply a degree of precision that would be misleading to investors. In particular, the effects of acquisition expenses cannot be reasonably predicted in light of the inherent difficulty in quantifying such items on a forward-looking basis. We expect the variability of these excluded items may have an unpredictable, and potentially significant, impact on our future GAAP financial results.

The following table sets forth a reconciliation of net income or net income attributable to Core & Main, Inc. to EBITDA and Adjusted EBITDA for the periods presented, as well as a calculation of Adjusted EBITDA margin for the periods presented:

(Amounts in millions)	Three Months Ended		Twelve Months Ended
	April 28, 2024	April 30, 2023	April 28, 2024	April 30, 2023
Net income attributable to Core & Main, Inc.	$95	$86	$380	$366
Plus: net income attributable to non-controlling interest	6	47	119	211
Net income	101	133	499	577
Depreciation and amortization (1)	44	36	157	143
Provision for income taxes	33	31	130	129
Interest expense	34	17	98	70
EBITDA	$212	$217	$884	$919
Equity-based compensation	3	2	11	10
Acquisition expenses (2)	2	—	8	5
Offering expenses (3)	—	1	4	2
Adjusted EBITDA	$217	$220	$907	$936

Adjusted EBITDA Margin:
Net Sales	$1,741	$1,574	$6,869	$6,627
Adjusted EBITDA / Net Sales	12.5%	14.0%	13.2%	14.1%

(1)Includes depreciation of certain assets which are reflected in “cost of sales” in our Statement of Operations.

(2)Represents expenses associated with acquisition activities, including transaction costs, post-acquisition employee retention bonuses, severance payments and expense recognition of purchase accounting fair value adjustments (excluding amortization).

(3)Represents costs related to secondary offerings reflected in SG&A expenses in our Statement of Operations.
Core & Main Announces Fiscal 2024 First Quarter Results

The following table sets forth a calculation of Net Debt Leverage for the periods presented:

(Amounts in millions)	As of
	April 28, 2024	April 30, 2023
Senior ABL Credit Facility due February 2029	$241	$130
Senior Term Loan due July 2028	1,459	1,474
Senior Term Loan due February 2031	749	—
Total Debt	2,449	1,604
Less: Cash & Cash Equivalents	(30)	(1)
Net Debt	$2,419	$1,603
Twelve Months Ended Adjusted EBITDA	907	936
Net Debt Leverage	2.7x	1.7x

Core & Main Announces Fiscal 2024 First Quarter Results